Exhibit 99.1

REDWOOD TRUST DECLARES SECOND QUARTER 2023 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared second quarter 2023 common and preferred stock dividends.

“Consistent with the commentary we provided during our first quarter 2023 earnings call, we believe the Board's decision to align the common dividend with our anticipated near-to-medium term earnings profile enhances our ability to capitalize on growth opportunities across our businesses and is supported by our robust liquidity position,” said Christopher Abate, Chief Executive Officer of Redwood. “We remain committed to maintaining an attractive current yield for our shareholders, and as we deploy capital into our portfolio and operating platforms at higher risk-adjusted returns, our objective will be to continue driving the common dividend higher over time.”

Common Stock Dividend

The Board has authorized the declaration of a second quarter 2023 regular common stock dividend of $0.16 per share. This marks the Company's 96th consecutive quarterly common dividend. The second quarter 2023 common stock dividend is payable on June 30, 2023 to stockholders of record on June 23, 2023.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the second quarter of 2023 of $0.625 per share. Dividends for the Series A are payable on July 17, 2023 to stockholders of record on June 30, 2023.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz

SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com